                                                FILED PURSUANT TO RULE 424(B)(3)
                                                       REGISTRATION NO 333-69227


                     SUPPLEMENT NO. 3 DATED APRIL 27, 2000
                      TO PROSPECTUS DATED JANUARY 28, 2000
          RELATING TO $345,000,000 PRINCIPAL AMOUNT OF 7% CONVERTIBLE
                        SUBORDINATED NOTES DUE 2009 AND
                              10,515,087 SHARES OF
                        TOTAL RENAL CARE HOLDINGS, INC.
                                  COMMON STOCK


     The purpose of this supplement is to provide information regarding selling securityholders in addition to those listed in the prospectus dated January 28, 2000, as supplemented by Supplement No. 1 dated February 24, 2000 and Supplement No. 2 dated March 20, 2000, forming a part of registration statement no. 333-69227 on Form S-3, or to update the information regarding selling securityholders previously listed in the prospectus.

     The table has been prepared based upon information furnished to us by or on behalf of the selling securityholders listed below. We have not independently verified this information.


--------------------          ---------------    -------------   -----------------    -----------------
Name                            Principal          Percentage        Shares of           Percentage of
                                amount of           of notes          common             common stock
                                notes owned                          stock that           outstanding/2/
                                that may be                         may be sold/1/
                                  sold
Cummins Engine                   $3,000,000             *              91,435                    *
 Company - High Yield

Eli Lilly and Company             1,000,000             *              30,478                    *
 Retirement

Fluor Corporation Master          1,000,000             *              30,478                    *
 Retirement Trust Global
 Bond

Forum Capital Markets             1,000,000             *              30,478                    *
 L.L.C.

General Retirement                  500,000             *              15,239                    *
 System of the City of
 Detroit

Interlocal Pension                  600,000             *              18,287                    *

Fund of the Graphic
 Communications
 International Union

Johns Hopkins Hospital &            200,000             *               6,095                    *
 Affiliates Pension Trust

Lafarge Corporation                 150,000             *               4,571                    *

Northern Life Insurance           1,000,000             *              30,478                    *
 Company

Philip Morris Companies,          1,000,000             *              30,478                    *
 Inc.

Reliaster Life Insurance          1,000,000             *              30,478                    *
 Company of New York

The Indiana State                 1,500,000             *              45,717                    *
 Teachers Retirement Fund

The Rotary Foundation               350,000             *              10,667                    *

The Travelers Indemnity           2,274,000             *              69,308                    *
 Company

The Travelers Insurance           1,455,000             *              44,346                    *
 Company

The Travelers Insurance             171,000             *               5,211                    *
 Company Separate
 Account TLAC

The Travelers Series                600,000             *              18,287                    *
 Convertible Bond
 Portfolio

West Virginia University            140,000             *               4,266                    *
 Foundation


     Other than their ownership of our securities, none of these selling securityholders has had any material relationship with us within the past three years.

____________________
*    Less than 1%.

--------------------------------
/1/. Assumes conversion of the full amount of notes owned by each selling securityholder at the initial conversion price of $32.81 per share. Under the terms of the indenture governing the notes, cash will be paid instead of issuing fractional shares upon conversion.

/2/. Based on 81,244,001 shares of our common stock outstanding at March 15, 2000. In accordance with the rules of the SEC, the percentage of common stock outstanding owned by each selling securityholder is computed as follows: (a) the numerator is the number of shares of common stock held by that selling securityholder upon conversion of all notes owned by that selling securityholder and (b) the denominator includes the number of shares of common stock outstanding and the number of shares of common stock held by that selling securityholder upon conversion of all notes owned by that selling securityholder.